                                                                   EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No. 1 to Form S-3 (File No. 333-128239)
and related Prospectus of G-III Apparel Group, Ltd. for the registration of
581,666 shares of its common stock, and to the incorporation by reference therein of our report dated September 13, 2005, relating to our audit of the combined financial statements of J. Percy for Marvin Richards, Ltd. and CK
Outerwear, LLC as of December 31, 2004 and the related combined statements of operations, owners' equity, and cash flows for the year then ended, included in G-III Apparel Group, Ltd.'s Form 8-K/A filed with the Securities and Exchange
Commission on September 27, 2005.

Eisner LLP
October 5, 2005